MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT, dated as of March 5, 1998 (the "Execution Date"), is by and among MICHAEL CAVENEE, M.D., P.A. ("MCPA"), KENNETH TRIMMER, M.D., P.A. ("KTPA"), each a Texas professional association (KTPA and MCPA are collectively, the "Company"), the shareholders of the Company listed on Exhibit A (individually, a "Shareholder" and collectively, the "Shareholders"), and SHERIDAN HEALTHCORP, INC., a Florida corporation ("Sheridan").

                             PRELIMINARY STATEMENTS

     1. Sheridan is in the business of managing medical practices and providing quality health care management services to individual physicians and physician groups.

     2. The Company desires to engage Sheridan and Sheridan is willing to be engaged to provide the Company with quality health care management services upon the terms and subject to the conditions contained in this Agreement.

     3. On March 4, 1998, Dr. Cavenee and Sheridan Healthcare, Inc., a Delaware corporation and the owner of all of the issued and outstanding shares of Sheridan stock ("SHCR") have executed and delivered a Purchase Option Agreement (the "OA") under which SHCR, its assignee or nominee has been given the right to acquire all of Dr. Cavenee's shares of stock in MCPA. On March 4, 1998, Dr. Trimmer and SHCR executed and delivered a Purchase Option Agreement (also the "OA") under which SHCR, its assignee or nominee has been given the right to acquire all of Dr. Trimmer's shares of stock in KTPA.

     4. Simultaneously with the execution and delivery of the OAs each of the Shareholders and SHCR have executed and delivered a Restrictive Covenant Agreement (the "RCAs") in which the Shareholders have agreed to restrict certain professional activities for five (5) years from the date of this Agreement.

     5. Simultaneously with the execution and delivery of this Agreement Michael Cavenee, M.D. has entered into a Physician Employment Agreement with MCPA; Kenneth Trimmer, M.D. has entered into a Physician Employment Agreement with KTPA;(collectively, the "PEAs").

     6.  The  RCAs,  the  PEAs  and  the  OAs,   together  with  the  documents,
instruments, schedules and exhibits delivered in connection with this Agreement, are collectively the "Related Documents."

     7. Without the covenants and agreements of the Shareholders contained in this Agreement and the Related Documents, Sheridan would not enter into this Agreement or consummate the contemplated transaction.

     In consideration of the covenants contained in this Agreement Sheridan, the Shareholders and the Company agree as follows:

                                   AGREEMENT

                                   Article I
                                  Definitions.
                                  ------------

     Section 1.1 Capitalized terms not defined in this Article have the meanings given them in quotations elsewhere in this Agreement. The following terms have the meanings given below:

          (a) Affiliates. The term "Affiliates" for purposes of this Agreement means an individual or entity (whether now existing or hereafter created) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity, and includes: (1) a spouse, parent, brother, sister, child, aunt, uncle, grandparent, niece, nephew, first cousin of an individual or an individual's spouse (a "Relative"); (2) an officer, director, trustee, employee, shareholder or partner of a person which is not a Relative of any such person; (3) a spouse of any Relative; and (4) any individual or entity controlled by, controlling or under common control with any individual or entity designated above. For purposes of the foregoing, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity or individual, whether through the ownership of voting securities, by contract, or otherwise.

          (b) Commencement Date. This Agreement shall be effective as of the closing (the "Closing") of the transactions contemplated by this Agreement, and shall be deemed effective as of 12:01 a.m., Miami time, on March 5, 1998.

          (c) Contract Year shall be defined as the twelve (12) month period beginning on the Commencement Date of this Agreement (or on its anniversary in subsequent years) and ending on the day before the anniversary of the Commencement Date.

          (d) Employment Agreement shall mean any employment agreement whether now existing, or to be entered into in the future, by and between the Company and any existing or future Shareholder, Physician Employee or Practice Employee.

          (e) GAAP means generally accepted accounting principles expressed in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and Statements of the Financial Accounting Standards Board, and all other statements by any other entity, or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by Sheridan.

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

          (f) Government Health Programs shall mean the Medicare, Medicaid, Maternal and Child Health Service Block Grant, Social Services Block Grant, CHAMPUS and CHAMPVA programs.

          (g) Government Health Program Receivables shall mean accounts receivable generated with respect to items or services including ancillary services performed by the Company and the Company's employees and agents, rendered to patients (i.e., beneficiaries and recipients) of Government Health Programs.

          (h) Insurance Expenses means any expenses of Sheridan and the Company in obtaining adequate professional liability coverage to provide liability protection for all Shareholders and Physician Employees of the Practice for their provision of medical services while acting in the scope of their employment for the Practice, as determined and approved by the Company's Board of Directors, in its absolute sole discretion.

          (i) Lease Expenses shall mean all obligations under any leases or subleases, including real and personal property leases, for the offices and equipment used by the Practice, all as described on Exhibit B to this Agreement. Any new leases entered into after the Commencement Date must have Sheridan's prior written approval.

          (j) Net Practice Collections shall mean all collected revenues (net of refunds or overpayments) collected on or after the Commencement Date by or on behalf of the Practice, the Company or their respective employees as a result of professional medical services furnished to patients or as a result of arrangements with any third party payor for the potential or actual provision of services, and other fees or income generated by the Shareholders, the Physician Employees and employees of the Company or the Practice, whether generated prior to or after the Commencement Date, whether rendered in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Government Health Programs or other patients, physicians or physician practices including, but not limited to, payments received under any capitation arrangement or payments received under any consulting, directorships, subsidies or similar arrangements, less the direct costs of health care services delivered by third parties (other than the Shareholders and the Physician Employees) pursuant to arrangements with third-party payors under which the Practice is responsible for the cost of those health care services. The term "Net Practice Collections" shall include any ancillary services revenues of the Practice, the Company or the Shareholders, the Physician Employees and employees of the Company collected after the Commencement Date.

          (k) Option Agreement shall mean the OAs.

          (l) Option shall have the meaning given in Section 1 of each of the OAs.

          (m) Physician Employees shall mean (i) those individuals (other than Shareholders) who are duly licensed to practice medicine in the State of Texas and who are employees of the Company or are otherwise under contract, agreement or arrangement with the Company to provide physician or medical services to patients of the Practice, including non-Shareholder physicians, nurse practitioners, physician assistants, nurse midwives and any other allied health professionals; and (ii) those individuals, if any, (other than those described in Section 1.1(m)(i)) who are required by law or regulatory authority to be employees of the Company.

          (n) Practice means the medical business operations and services of the Company and its employed or engaged physicians and allied health professionals, anywhere those operations or services are rendered.

          (o) Practice Employee shall mean those individuals who are employed by the Company other than Physician Employees and the Shareholders.

          (p) Practice Expenses means the operating and non-operating expenses incurred in the operation of the Practice and the Offices (as defined below) during the Term, except for the Practice Expense Exclusions (as defined below), whether incurred by Sheridan or by the Company, including, but not limited to:

               (i) depreciation (depreciation arising only out of existing and subsequently acquired real and tangible property), amortization (not including amortization arising out of Sheridan's obtaining the Options contemplated by the
OAs), salaries, benefits and other direct costs of all employees of the Practice but excluding salaries (for Physician Employees and Shareholders) benefits and other direct costs of all the Physician Employees and the Shareholders;

               (ii) obligations under leases or subleases for the Offices, and any equipment used by the Practice;

               (iii) personal property and intangible taxes assessed against assets used by the Practice;

               (iv)     utility expenses relating to the Offices;

               (v) billing and collections services and accounts receivable and accounts payable services provided to the Company by Sheridan; and

               (vi) other deductible and partially deductible business expenses of the Shareholders during each calendar year which do not aggregately exceed Fifty Thousand Dollars ($50,000.00) (or the pro rata portion thereof for periods less than a full calendar year).

          (q)     Practice Expense Exclusions means:

               (i) any federal, state or local income taxes of the Company, or the costs of preparing the Company's federal, state or local tax returns;

               (ii)  any  salaries,  benefits  and  other  direct  costs  of the
Physician Employees and any base salaries (excluding incentive compensation), benefits and other direct costs of the Shareholders including, without limitation, worker's compensation insurance and Insurance Expenses (collectively, the "PE Salaries and Benefits");

               (iii) license fees, medical staff dues, board certification fees, journals and publications and costs of membership in professional associations for the Physician Employees and the Shareholders (collectively, the "Professional Fees and Publications");

               (iv) costs of continuing professional education for the Physician Employees and the Shareholders;

               (v) costs associated with legal, accounting and professional services incurred by or on behalf of the Company;

               (vi) liability judgments assessed against the Company, the Physician Employees or the Shareholders; or

               (vii) any expenses of the Shareholders or the Physician Employees including, but not limited to, car allowances, mobile phone, pagers, personal postage, uniforms, costs of employees providing personal services to Shareholders or the Physician Employees.

          (r) Restricted Area shall have the meaning set forth in Section 3.7(a) of this Agreement.

          (s) Shareholders shall mean those individuals who are duly licensed to practice medicine in the State of Texas and who are shareholders of the Company.


                                   Article II
                            Obligations of Sheridan.

     Section 2.1 Provision of Management Services. Sheridan shall provide to the Practice the management services, personnel, equipment and supplies provided for in this Article 2 (collectively, the "Management Services"). Sheridan shall provide the Management Services at the medical offices, hospitals and other health care facilities located at 8160 Walnut Hill Lane, Suite 001, Dallas, Texas 75231, and at all other places which the parties shall mutually agree (collectively, the "Offices").

     Section 2.2 Offices. During the Term (as defined below), Sheridan shall pay all rent due from the Commencement Date of this Agreement forward for the Offices and all costs of routine repairs, maintenance and improvements, telephone, electric, gas and water utility expenses, normal janitorial services, refuse disposal and all other costs and expenses reasonably incurred in connection with the operations of the Practice, including, but not limited to, related real or personal property lease payments.

     Section 2.3 Furniture, Fixtures and Equipment. Sheridan agrees to provide to the Practice those supplies and items of furniture, fixtures and equipment as Sheridan reasonably determines after consultation with the Shareholders to be necessary and/or appropriate for the Practice's operations at the Offices during the Term (all those items of furniture, fixtures and equipment are collectively, the "FFE") subject, however, to the following conditions:

          (a) The Company shall have the use of the FFE only during the Term and title to the FFE shall be and remain in Sheridan at all times during the Term.

          (b) Sheridan shall be responsible for all repairs, maintenance and replacement of the FFE, except for repairs, maintenance and replacement necessitated by the negligence or willful actions of the Company, the Physician Employees, Shareholders, or the Company's employees or agents, in which case the Company and the Shareholders shall repair, maintain and replace that FFE to Sheridan's reasonable satisfaction.

     Section 2.4 Business Office Services. The Company appoints Sheridan as its sole and exclusive manager and administrator of all business functions and services related to the Company's services at the Practice during the Term. Without limiting that appointment, in providing the Management Services during the Term, to the fullest extent permitted by applicable law and regulations, Sheridan shall perform the following functions:

          (a) Sheridan shall evaluate, negotiate and administer all existing and future managed care, integrated delivery system, PHO, IPA, sub-specialty agreements and third party payor contracts on behalf of the Company, the Physician Employees and the Shareholders and all professional or Practice matters relating to those contracts.

          (b) Sheridan shall provide ongoing assessment of the Practice's business activity.

          (c) After consultation with the Shareholders, Sheridan shall be responsible for ordering and purchasing all medical and office supplies reasonably required in the day-to-day operation of the Practice at the Offices.

          (d) Except for Government Health Programs patients and as otherwise restricted by applicable laws and regulations, Sheridan shall bill and collect from patients all professional fees for medical services and for ancillary services performed by the Company and the Company's employees and agents, including, but not limited to, the Shareholders and the Physician Employees. The Company and each of the Shareholders shall, and shall cause all existing and future Shareholders, Physician Employees and Practice Employees to, appoint Sheridan for the Term as their true and lawful attorney-in-fact with respect to non-Government Health Programs for the following purposes:

               (i) to bill patients in the Company's name and on the Company's behalf, and in the name and on behalf of all of the Shareholders, the Physician Employees and the Practice Employees;

               (ii) to collect accounts receivable generated by those billings in the Company's name and on the Company's behalf, and in the name and on behalf of all the Shareholders, the Physician Employees and the Practice Employees;

               (iii) to receive, in a legally permissible manner on behalf of the Company, the Practice Employees and any agents of the Company and all the Shareholders and the Physician Employees, payments from patients, insurance companies, and all other payors and third parties regarding services rendered by the Company, the Shareholders, Physician Employees and the Practice Employees, and the Company and each of the Shareholders covenants and shall cause each Physician Employee and Practice Employee to covenant to immediately forward any of those payments not paid directly to Sheridan, to Sheridan for deposit;

               (iv) to receive, in a legally permissible manner, all accounts receivable, compensation and any other form of remuneration due from or paid by any source other than the Company or Sheridan attributable to (i) services Practice Employees and any agents of the Company and all the Shareholders and Physician Employees have rendered in his or her professional capacity on behalf of the Company; (ii) services Practice Employees and any agents of the Company and all the Shareholders and Physician Employees have rendered during the Term in violation of the terms of this Agreement or any Employment Agreement, including without limitation, a violation of Section 3.7 of this Agreement or any non-competition or restrictive covenant provisions contained in any Employment Agreement; or (iii) sums which come into the possession of Practice Employees, the Shareholders and Physician Employees which are attributable to the services of other employees of the Company or Sheridan, including, but not limited to, fees for medical services, teaching, lecturing, consulting, court testimony and publication of articles of a professional nature, except as set forth on Schedule 2.4(d)(iv) of this Agreement..

               (v) in a legally permissible manner, to take possession of, execute, deliver and/or endorse in the name of the Company, or in the name of any Shareholder or Physician Employee, any notes, checks, money orders, insurance payments and any other instruments received as payment of those accounts receivable and any other sums, compensation or remuneration;

               (vi) to determine and implement a written  policy for writing off
accounts   receivable,   which  write-off   policy  shall  be  utilized  in  the
determination of the Net Practice Collections;

               (vii) in a legally permissible manner, to collect in the Company's name and on its behalf, and in the name and on behalf of all the Shareholders and the Physician Employees, all revenues of the Practice and to determine and implement all collection policies and procedures; and

               (viii) to execute, deliver and/or endorse applications for payments, insurance claim forms or other instruments or documents, convenient or required in the exclusive discretion of Sheridan to fully collect, secure and realize all accounts receivables and any other sums, compensation or remuneration due with respect to services provided on the Company's or Sheridan's behalf.

          This power of attorney is coupled with an interest, is irrevocable and shall survive the expiration or termination of this Agreement for a time period without limitation with respect to services rendered during the Term of this Agreement.

          (e) For Government Health Program patients Sheridan shall bill and collect from patients all professional fees for medical services and for ancillary services performed by the Company and the Company's employees and agents, including, but not limited to, the Shareholders and the Physician Employees. The Company and each of the Shareholders shall, and shall cause all existing and future Shareholders, Physician Employees and Practice Employees to, appoint Sheridan for the Term as their true and lawful attorney-in-fact with respect to the Government Health Program patients for the following purposes:

               (i) to bill patients in the Company's name and on the Company's behalf using the Company's billing number and where appropriate, in the name and on behalf of all of the Shareholders, the Physician Employees and the Practice Employees;

               (ii) to collect accounts receivable generated by those billings in the Company's name and on the Company's behalf using the Company's billing number, and where appropriate in the name and on behalf of all the Share holders, the Physician Employees and the Practice Employees using their respective billing numbers;

               (iii) to receive, in a legally permissible manner, on behalf of the Company, the Practice Employees and any agents of the Company and all the Shareholders and the Physician Employees, payments from patients, insurance companies, Government Health Programs and all other payors and third parties regarding services rendered by the Company, the Shareholders, Physician
Employees and the Practice Employees, and the Company and each of the Shareholders covenants and shall cause each Physician Employee and Practice Employee to covenant to immediately forward any of those payments not paid directly to Sheridan, to Sheridan for deposit;

               (iv) to receive, in a legally permissible manner, all accounts receivable, compensation and any other form of remuneration due from or paid by any source other than the Company or Sheridan attributable to (i) services Practice Employees and any agents of the Company and all the Shareholders and the Physician Employees have rendered in his or her professional capacity on behalf of the Company; (ii) services Practice Employees and any agents of the

Company and all the Shareholders and the Physician Employees has rendered during the Term in violation of the terms of this Agreement or any Employment Agreement, including without limitation, a violation of Section 3.7 of this Agreement or any non-competition or restrictive covenant provisions contained in any Employment Agreement; or (iii) sums which come into the possession of Practice Employees, the Shareholders and Physician Employees which are attributable to the services of other employees of the Company or Sheridan, including, but not limited to, fees for medical services, teaching, lecturing, consulting, court testimony and publication of articles of a professional nature.

               (v) in a legally permissible manner, to take possession of, execute, deliver and/or deposit in the name of the Company, or in the name of any Shareholder or Physician Employee, any notes, checks, money orders, insurance payments and any other instruments received as payment of those accounts receivable and any other sums, compensation or remuneration;

               (vi) to determine and implement a written  policy for writing off
accounts   receivable,   which  write-off   policy  shall  be  utilized  in  the
determination of the Net Practice Collections;

               (vii) in a legally permissible manner to collect in the Company's name and on its behalf, and in the name and on behalf of all the Shareholders and the Physician Employees, all revenues of the Practice and to determine and implement all collection policies and procedures; and

               (viii) to execute, deliver and/or deposit applications for payments, insurance claim forms or other instruments or documents, convenient or required in the exclusive discretion of Sheridan to fully collect all accounts receivables and any other sums, compensation or remuneration due with respect to services provided on the Company's or Sheridan's behalf.

          This power of attorney is coupled with an interest, is irrevocable and shall survive the expiration or termination of this Agreement for a time period without limitation with respect to services rendered during the Term.

     Section 2.5 Deposit of Net Practice Collections. During the Term, all revenues collected resulting from the operations of the Practice except for any revenues derived from the Government Health Program Receivables, shall, to the extent legally permissible, be deposited directly into a bank account (the "Bank Account") at NationsBank, N.A. (South) or any other multi-state national bank chosen by Sheridan (the "Bank"). Sheridan shall be the owner of the Bank Account and Sheridan shall have the sole right to make withdrawals from the Bank Account. Sheridan shall maintain its accounting records in a manner which clearly segregates the Net Practice Collections from other funds of Sheridan. The Company and each of the Shareholders appoints, and shall cause each future Shareholder and future and existing Physician Employee and Practice Employee to appoint, Sheridan as its true lawful attorney-in-fact to deposit in the Bank Account all of the Practice's Net Practice Collections collected, except for the Government Health Program Receivables. The Company and the Shareholders agree to execute all documents and instructions required by the Bank as reasonably determined by Sheridan.

               During the Term, all Government Health Program Receivables collected shall, to the extent legally permissible, be deposited directly into a bank account (the "MM Bank Account") at NationsBank, N.A. (South) or any other multi-state national bank chosen by Sheridan (the "Bank"). The Company shall be the owner of the MM Bank Account. The Company and each of the Shareholders appoints, and shall cause each future Shareholder and future and existing Physician Employee and Practice Employee to appoint, Sheridan as its true lawful attorney-in-fact to deposit in the MM Bank Account all of the Government Health Program Receivables collected. The Company shall, immediately after depositing any collections from the Government Health Program Receivables to the MM Bank Account, transfer those funds to the Bank Account for distribution in accordance with the terms of this Agreement. The Company and the Shareholders agree to execute all documents and instructions required by the Bank as reasonably determined by Sheridan.

     Section 2.6 Revenue Reports. Sheridan shall produce and maintain revenue reports regarding the Practice. Revenue reports shall reflect the total gross revenues and Net Practice Collections generated and/or collected by or on behalf of the Practice. Sheridan shall provide the Company with periodic interim revenue reports and shall provide a year-end revenue report for the Practice within ninety (90) days after the end of the calendar year. The Company shall have the right upon reasonable prior notice, in a reasonable manner, to inspect the books and records of Sheridan relating to the Practice to verify the information provided in those revenue reports.

     Section 2.7 Support Services. Sheridan shall provide all reasonable and necessary computer, bookkeeping, billing and collection services, accounts receivable and accounts payable services, laundry, linen, janitorial and cleaning services and management services to the Practice for its reasonably efficient operation, as Sheridan shall reasonably determine.

     Section 2.8 Personnel. After consultation with the Shareholders, Sheridan shall provide non-physician personnel reasonably necessary for the effective operation of the Practice at the Offices as Sheridan shall reasonably determine, subject, however, to the following:

          (a) Sheridan shall provide to the Company all non-Physician Employee medical support personnel which are reasonably necessary for the operation of the Practice at the Offices. As to non-Physician Employee medical support personnel provided under this Section 2.8(a), Sheridan shall determine the salaries and benefits of all these personnel. Sheridan shall also assign all these personnel to perform services for the Practice at the Offices. Sheridan shall, at the Company's reasonable request, reassign and replace personnel who do not, in the Company's reasonable judgment, adequately perform required professional services.

          (b) Sheridan shall provide to the Company all business office personnel, (e.g., all clerical, secretarial, bookkeeping and collection personnel) reasonably necessary for the maintenance of patient records, collection of accounts receivable and upkeep of the financial books of account to the extent they are required for, and directly related to, the operation of the Practice in conformity with Sheridan's obligations under this Agreement and as Sheridan shall reasonably determine. As to the personnel provided under this Section, Sheridan shall determine the salaries and fringe benefits of all these personnel.

          (c) In all of its interactions with each other's personnel, Sheridan, the Company and the Shareholders shall not, and shall cause all of their employees and agents to not unlawfully discriminate against any of their employees, agents or to treat these personnel in a manner which would be unlawful if they were their own employees.

          (d) Each party agrees that: (i) personnel provided to the Company under this Agreement may perform services for others; (ii) this Agreement will not prevent Sheridan or these personnel from performing similar or the same services provided under this Agreement for others; and (iii) this Agreement will not restrict Sheridan from using these personnel for others. Except for the Company's rights specified in Section 2.8(a) regarding non-physician medical support personnel, Subject to consultation with the Shareholders, Sheridan retains the sole and exclusive decision making authority regarding all these personnel assignments.

          (e) The Company may request, in writing, secretarial, clerical, bookkeeping, management or non-Physician Employee medical support personnel in addition to personnel reasonably determined to be necessary and appropriate by Sheridan, and these personnel and services shall be provided by Sheridan and all Sheridan's costs and expenses incurred in providing additional personnel shall be paid to Sheridan by the Company.

     Section 2.9 Practice Professional Services. Sheridan shall arrange for or render to the Company business and financial management consultation and advice as the Company may reasonably require which is directly related to the Practice operations. Sheridan shall not be responsible for any services requested by or rendered to any individual, Shareholder, Physician Employee, employee or agent of the Company not directly related to the operations of the Practice, nor shall Sheridan be responsible for rendering any legal or tax advice or other services or personal financial services to the Company or any employee, Shareholder, Physician Employee or agent of the Company.

     Section 2.10 Patient and Financial Records. The following provisions shall apply to patient and financial records:

          (a) Sheridan shall maintain all files and records relating to the operation of the Practice, including, but not limited to, customary financial records and patient files. The management of all files and records shall comply with all applicable federal, state and local statutes and regulations, and all files and records shall be located so that they are readily accessible for patient care, consistent with ordinary records management practices. The Company shall obtain any and all necessary consents to Sheridan's maintenance and access to any of these files.

          (b) The Company shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of the Company, but Sheridan shall have reasonable access to those records, and, subject to applicable laws and regulations, Sheridan shall be permitted to retain true and complete copies of these records. Sheridan agrees to preserve the confidentiality of these patient medical records.
     Section 2.11 Physician Recruitment. At the Company's request, Sheridan shall recruit Physician Employees for the Practice. The Company shall determine the need for additional Physician Employees in consultation with Sheridan. It shall be the Company's responsibility to interview and select Physician Employees for the Practice subject to Sheridan's prior written consent. All the Physician Employees Sheridan recruits and which the Company hires or engages shall be either shareholders, employees or agents of the Company and not of Sheridan. The Company agrees not to hire, terminate or engage any Physician Employee without Sheridan's prior written consent.

     Section 2.12 Expansion of Practice. Sheridan may assist the Company in adding additional office based procedures, and in developing relationships and affiliations with physicians and other specialists, hospitals, networks, health maintenance organizations, preferred provider organizations, etc. to assist in the continued growth and development of the Practice. The Company will cooperate with and assist Sheridan in those efforts. Neither the Company nor any of the Shareholders shall enter into any agreements regarding any of these matters without Sheridan's prior written consent.

     Section 2.13 Performance of Business Office Services. Sheridan is expressly authorized to perform its Management Services in whatever reasonable manner it deems appropriate to meet the day-to-day requirements of the non-medical business functions of the Practice. Sheridan may perform some or all of the business office functions of the Company at locations other than at the Offices.

     Section 2.14 Force Majeure. Neither Sheridan nor the Company and Shareholders shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which the party suffering the disability does not have reasonable control for so long as that event continues and for a reasonable period of time thereafter.


Article III Obligations of the Company.

     Section 3.1 Non-Practice Expenses. Except as otherwise provided in Section 4.1, the Company shall be solely responsible for the payment of all costs and expenses incurred in connection with the Company's operations that are not
Practice Expenses, including, but not limited to, insurance premiums for policies of malpractice insurance, deductibles and self insured retention amounts under those policies of malpractice insurance, any and all costs and expenses incurred regarding claims under those policies of malpractice insurance, and salaries and benefits, retirement plan contributions, health, disability and life insurance premiums, payroll taxes, automobile expenses, licenses, staff dues, mobile phone expenses, worker's compensation, pagers, costs and expenses incurred prior to the Commencement Date and all expenses incurred by or in connection with the employment of all the Shareholders and the Physician Employees.

     Section 3.2 Professional Standards. All medical services provided at the Offices shall be performed solely by physicians, duly licensed to practice medicine in the State of Texas or their extenders or other Practice personnel qualified and duly licensed to perform these services in the State of Texas. The professional services provided by the Company, its Shareholders and the Physician Employees shall at all times be provided in accordance with applicable ethical standards, laws and regulations applying to the medical profession. The Company, the Shareholders and the Physician Employees shall comply with utilization review, quality assurance and improvement policies or other rules, regulations or policies established jointly by Sheridan and the Company for the Practice or imposed on the Practice by any managed care program, third party payor program, PHO, IPA, health care facility or integrated delivery system. The Company shall immediately notify Sheridan of any and all incidents, unfavorable occurrences, notices, claims made, disciplinary actions or professional liability actions, initiated against the Company or any Shareholder, Physician Employee or Practice Employee (each an "Action"). The Company shall immediately inform Sheridan of that Action and the underlying facts and circumstances and follow the reasonable directions of Sheridan's risk management administrators. The Company and the Shareholders shall, and shall cause all future Shareholders and all future and existing Physician Employees and Practice Employees to cooperate in any investigation and in the defense of any Action. The Company agrees to implement and maintain a program to monitor the quality of medical care provided by the Company, and Sheridan shall render reasonably necessary administrative assistance to the Company on an as-requested basis to assist the Company in implementing and maintaining that program.

     Section 3.3     This section is intentionally omitted.

     Section 3.4     This section is intentionally omitted.

     Section 3.5 Physician Power of Attorney. The Company and its Shareholders shall require all the Shareholders and the Physician Employees and any Practice Employees to execute and deliver to Sheridan powers of attorney, satisfactory in form and substance to Sheridan, appointing Sheridan as attorney-in-fact for each Shareholder and Physician Employee for the purposes described in Section 2.4(d). Prior to commencing employment with the Company, the Company and its Shareholders shall require all future Shareholders, Physician Employees and any Practice Employees or agents of the Practice to execute and deliver to Sheridan, powers of attorney, substantially in the form and substance attached hereto as Exhibit C, appointing Sheridan as attorney-in-fact for each new shareholder, Physician Employee or Practice Employee for the purposes described in Section 2.4(d).

     Section 3.6     Confidentiality.

          (a) Confidential Information. The Company and the Shareholders each acknowledges that as a result of his or her affiliation with Sheridan and its Affiliates, it has and will necessarily become informed of, and have access to, certain information which Sheridan and its Affiliates deem valuable and confidential, including, without limitation, methods of doing business, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of health care providers (collectively, and whether or not such information is actually novel or unique or known to others, the "Confidential Information"). The Company and the Shareholders each also agrees that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by him or her, is Sheridan's and its Affiliates' exclusive property to be held by the Company and the Shareholders each in trust and solely for Sheridan's and its Affiliates' benefit. Accordingly, except as required by law, the Company and the Shareholders each shall not, at any time, subsequent to the date of this Agreement, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of Sheridan, except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Company or the Shareholder.

          (b) Return of Confidential Information. Upon the request of Sheridan, the Company and the Shareholders shall promptly deliver to Sheridan all property and possessions including, but not limited to, all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to Sheridan's, its Affiliates' and/or the Company's business which are in the Company's or any of the Shareholders' possession or control.

          (c) Remedies. The Company and each of the Shareholders acknowledges that in the event that it or any of its Shareholders, employees or agents engage in activities within the limitations of this Section 3.6, money damages shall be an inadequate remedy, and the Company and each of the Shareholders agree that Sheridan may be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the Company's or the Shareholders' obligation to Sheridan under this Agreement.

     Section 3.7     Restrictive Covenants.

          (a) The Company and each of the Shareholders acknowledge and agree that the services to be provided by Sheridan under this Agreement are feasible only if the Company, the Shareholders and the Physician Employees operate a medical practice to which the Shareholders and the Physician Employees devote their full time and attention. The Company and each of the Shareholders also acknowledge and agree that Sheridan has extensive knowledge, experience and systems (the "Knowledge") which the Company and Shareholders do not presently enjoy. The Company and the Shareholders are aware that Sheridan's willingness to impart the Knowledge to them is predicated on Sheridan's being entitled to provide the Management Services to the Company and Shareholders for the Term on the terms and conditions contained in this Agreement. Accordingly, the Company and each of the Shareholders agree that, during the Term of this Agreement, none of them shall, without the prior written consent of Sheridan, establish, operate or provide medical services at any medical office, clinic or other health care facility providing services substantially similar to those offered by the Company, Sheridan or any of their Affiliates. If this Agreement is terminated by Sheridan under Section 5.2(a) for a period of twenty four (24) months following the termination of this Agreement or termination of any of the Shareholders' employment with the Company, none of them shall, without the prior written consent of Sheridan, establish, operate or provide management of medical services within twenty five (25) miles of any location where the Physician or Shareholder provided medical services during the twenty four (24) months immediately prior to the termination of that person's employment (the "Restricted Area"). The Company and the Shareholders shall cause each new
Shareholder and each of the Physician Employees to enter into written agreements, satisfactory in form and substance to Sheridan, pursuant to which the Shareholders and the Physician Employees shall agree not to establish, operate or provide management of medical services, without the prior written consent of Sheridan within the Restricted Area. If a person shall cease to be a Shareholder or Physician Employee during the Term, or if this Agreement is terminated by Sheridan under Section 5.2(a), for a period of twenty four (24) months following the termination of this Agreement, or the termination of the professional relationship between that person and the Company, as the case may be, that person shall agree not to establish, operate, or provide management of medical services, without the prior written consent of Sheridan within the Restricted Area. Sheridan shall be expressly named as a third party beneficiary to those agreements between the Company and each Shareholder and Physician Employee.

          (b) During the Term, and if this Agreement is terminated by Sheridan under Section 5.2(a) for a period of twenty four (24) months following the termination of this Agreement, neither the Company nor any of the Shareholders shall, without Sheridan's prior written consent employ, hire or contract for services with any employee or former employee of Sheridan or its Affiliates, nor shall the Company or any of the Shareholders solicit any person to leave the employ of Sheridan or its Affiliates. For purposes of this Section 3.7(b), a "former employee" shall be any person who was employed by Sheridan or its Affiliates within twelve (12) months prior to the termination of this Agreement. The Company and the Shareholders shall cause all of the existing and future Shareholders, Physician Employees and Practice Employees to enter into written agreements, satisfactory in form and substance to Sheridan, pursuant to which those persons shall agree to be bound by the same restrictions as described in this Section 3.7(b). Sheridan and its Affiliates shall be expressly named as a third-party beneficiary to those agreements between the Company and each Shareholder and Physician Employee.

          (c) If this Agreement is terminated by Sheridan pursuant to Section 5.2(a), the Company and each of the Shareholders shall not, for a period of twenty four (24) months following the effective date of that termination engage or contract with any person, firm or entity (or group of affiliated entities) for the provision of management services to the Practice similar to the kind contemplated by this Agreement.

          (d) Sheridan, the Company and each of the Shareholders acknowledges and agrees that: (i) the event of a breach or threatened breach by the Company or any Shareholder of the foregoing provisions of Section 3.7 may cause Sheridan irreparable harm; and, (ii) monetary damages in an action at law would not provide an adequate remedy in the event of a breach or threatened breach. Accordingly, except as provided in Section 8.3 the Company and each of the Shareholders jointly and severally agrees that, in addition to any other remedies (legal, equitable or otherwise) available to Sheridan, Sheridan may seek injunctive relief against the breach or threatened breach of the provisions of Section 3.7 as well as all other rights and remedies available at law and equity including, without limitation, specific performance. In addition, the Company and each of the Shareholders covenants and agrees, jointly and severally, to indemnify and hold Sheridan harmless from and against all claims, damages, actions, suits whatsoever for a breach of this Section 3.7, in accordance with Article VIII hereof, and for any period(s) of time required to enforce the covenants in this Agreement, and the prevailing party in that action shall be entitled to recover from the non-prevailing party all reasonable attorneys' fees, expenses and costs incurred in enforcing any provisions of
Section 3.7, at pre-trial, trial and appellate levels. Nothing contained in this
Section 3.7(d) shall be construed as prohibiting Sheridan and all other injured parties from pursuing all other remedies available to them for a breach or threatened breach of the provisions of Section 3.7.

          Each of the Shareholders and the Company further acknowledges and agrees that the covenants contained in this Article III are necessary for the protection of Sheridan's legitimate business and professional duties, ethical obligations and interests, and are reasonable in scope and content. In the event of any breach or violation by the Company or any of the Shareholders of any of the provisions of Section 3.7, the running of that twenty four (24) month period (but not the Company's and the Shareholder's obligations thereunder) shall be tolled during the continuation of any breach or violation. Each of the Company and the Shareholders further acknowledge and agree that the restrictions against competition set forth in Section 3.7 are considered by the parties to be reasonable for the purposes of protecting the legitimate business interests of Sheridan, which interests, include, without limitation, trade secrets and other valuable confidential business information that may not qualify as trade secrets to be acquired and/or provided by Sheridan by virtue of the terms and conditions of this Agreement and the consideration paid in connection with this Agreement and the RCAs and the OAs, as well as the Management Services to be provided to the Practice in the contemplated transaction and evidenced by the various trademarks, trade names, service marks and trade dress acquired and/or provided by Sheridan in the contemplated transaction, the Knowledge, information and substantial management expertise of Sheridan imparted to the Company and the Shareholders in connection with the Management Services, and the expected value of this management expertise to be realized by the Company.

          In the event that the duration, scope or geographic area contemplated by the foregoing provisions is determined to be unenforceable by a court of competent jurisdiction, the parties agree that duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

     Section 3.8 Professional Dues and Education Expenses. The Company and its Shareholders and the Physician Employees shall be solely responsible for all costs and expenses associated with membership in professional associations and continuing professional education. The Company shall ensure that each of its Shareholders and the Physician Employees participates in continuing medical education activities which enable physicians to remain current in their respective specialties including, but not limited to, the minimum continuing medical education requirements imposed by applicable laws and policies of applicable specialty boards.

     Section 3.9 Employment Agreements. Any Employment Agreement executed and delivered after the Commencement Date of this Agreement, shall be satisfactory in form and substance to Sheridan, and shall be subject to Sheridan's consent.

     Section 3.10 Representations and Warranties. The Company represents and warrants to Sheridan that:

          (a) each Shareholder and Physician Employee employed or engaged by the Company is a physician duly licensed to practice medicine under the laws of the State of Texas;

          (b) each Shareholder and to the best knowledge of the Company and the Shareholders each Physician Employee employed or engaged by the Company has complied with all laws, rules and regulations relating to the practice of medicine and is able to enter into and perform all duties pursuant to any Employment Agreement;

          (c) except as disclosed on Exhibit D, no Shareholder or to the best knowledge of the Company and the Shareholders no Physician Employee employed or engaged by the Company has ever: (i) had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status or staff privileges at any hospital or medical facility suspended, relinquished, terminated or revoked; (ii) been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society or agency, governmental body, hospital, third party payor or specialty board; (iii) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action; or, (iv) had his or her medical staff privileges at any hospital or medical facility suspended, terminated, restricted or revoked; and,

          (d) none of the representations or warranties made by any Shareholder or Physician Employee in this Agreement, any Employment Agreement, or in any resumes or curricula vitae submitted to the Company or in any insurance applications or any staff membership applications submitted to any third party in connection with this Agreement or any Employment Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements or provisions in this Agreement or the Employment Agreement not misleading or incomplete.

          The Company and the Shareholders agree to immediately notify Sheridan of any fact or circumstance which occurs or is discovered during the Term, which in itself or with the passage of time and/or the combination with other reasonably anticipated factors does render or will render any of these representations and warranties to be untrue. The Company and each of the Shareholders shall cause each future Shareholder and each existing and future Physician Employee to make the foregoing representations and warranties to Sheridan as of the date it commences employment or engagement with the Company.


                                   Article IV
                                  Collections.

     Section 4.1 Net Practice Collections. During each Contract Year of the Term (the "Relevant Contract Year"), to the extent permitted by law, the Net Practice Collections shall be distributed in the following manner:

          (a) Net Practice Collections shall first be distributed monthly to the Company in an amount necessary to pay PE Salaries and Benefits, Professional Fees and Publications and Insurance Expenses, except for any incentive compensation due to Shareholders or Physician Employees under their employment agreements (collectively, the "Company Payables");

          (b) Net Practice Collections shall secondly be distributed currently to Sheridan or the Company, as applicable, to pay all Practice Expenses;

          (c) to the extent that remaining Net Practice Collections are available after paying the amounts payable under Section 4.1(a) and (b), a monthly management fee (the "Management Fee") in the amount of Two Hundred Ten Thousand Four Hundred Sixteen and 67/100 Dollars ($210,416.67), plus the cumulative amount by which the payments under this Section 4.1(c) were less than the monthly Management Fee per month, for all previous months since the Commencement Date (the "Unpaid Management Fees"), if any, shall be paid to Sheridan monthly. For periods less than a full calendar month, the monthly Management Fee shall be pro rated. The monthly Management Fee along with any Unpaid Management Fees shall be paid to Sheridan on or before the fifteenth
(15th) day of the following calendar month;

          (d) after the end of each Contract Year, in the event the Net Practice Collections exceed the amounts payable under Sections 4.1(a), (b) and (c), the excess shall be paid to the Company up to a maximum of Two Hundred Thirty Thousand Dollars ($230,000.00) in the aggregate (the "Additional Amount"). The Additional Amount, if any, shall be paid by the Company to the Shareholders of the Company as incentive compensation in amounts to be determined by the Company's Board of Directors in accordance with the Shareholders' respective employment agreements;

          (e) after the end of each Contract Year, in the event the Net Practice Collections exceed the amounts payable under Sections 4.1(a), (b), (c), and (d), sixty percent (60%) of any excess Net Practice Collections will be distributed to Sheridan as an additional Management Fee and forty percent (40%) shall be paid by the Company to the Shareholders of record as incentive compensation.

     Section 4.2     Assignment of Fees for Medical Services.

          (a) Without limiting the generality of the foregoing, subject to the distribution mechanism set forth in Section 4.1, excluding Government Health Program Receivables, it is the intent of the parties that the assignment to Sheridan of the rights described in Section 4.1(a) above shall be inclusive of the rights of the Company, the Shareholders and the Physician Employees to receive payment regarding any services rendered after the Commencem ent Date but prior to the effective date of any expiration or termination of this Agreement. Subject to the distribution mechanism set forth in Section 4.1, the Company and each of the Shareholders agrees and shall cause the Physician Employees and each future Shareholder and Physician Employee to agree, excluding Government Health Program Receivables, that Sheridan shall retain the right to collect and retain, for its own account, any accounts receivable relating to any of those services rendered prior to the effective date of any expiration or termination (a "Pre-Termination Accounts Receivable") and after the Commencement Date.

          (b) The Company acknowledges that it is the intent of Sheridan to grant a security interest in the Pre-Termination Accounts Receivable to its lenders under its credit facilities (whether one or more, the "Credit Facility
Lender"), as in effect from time to time. The Company and each of the Shareholders agree that the security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by the Company or any Shareholder or Physician Employee regarding Pre-Termination Accounts Receivable or the proceeds of any Pre-Termination Accounts Receivable. The Company and each Shareholder further agrees, and shall cause the Physician Employees and each future Shareholder and Physician Employee to agree, that, upon the occurrence of an event which, under the terms of that credit facility, would allow the Credit Facility Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds of Pre-Termination Accounts Receivable toward amounts due under that credit facility, the Credit Facility Lender will succeed to all rights and powers of Sheridan under the powers of attorney provided for in Sections 2.4 and 3.5 above as if that Credit Facility Lender had been named as the attorney-in-fact in those Sections.

          (c) Except to the extent otherwise provided in this Agreement, in the event that, contrary to the mutual intent of Sheridan, the Shareholders and the Company, the assignment of rights described in this Section 4.2 shall be deemed, for any reason, to be ineffective as an outright assignment, the Company and each Shareholder and Physician Employee shall, effective as of the Commencement Date, be deemed to have granted (and the Company and each Shareholder does grant, and shall cause the Physician Employees and each future Shareholder and Physician Employee to grant) to Sheridan a first priority lien on and security interest in and to any and all interests of the Company, the Shareholders and the Physician Employees in any accounts receivable generated by the medical practice of the Company, its Shareholders and the Physician Employees or otherwise generated through the operations of the Practice, and all proceeds of those accounts receivable, to secure the payment to Sheridan of all Net Practice Revenues, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. The Company and each Shareholder shall execute and deliver, and cause the Physician Employees and each future Shareholder and Physician Employee to execute and deliver, all financing statements as Sheridan may request in order to perfect that security interest. The Company and the Shareholders shall not grant (and shall not suffer any future Shareholder or Physician Employee to grant) any other lien on or security interest in or to those accounts receivable or any proceeds of those accounts receivable.

                                   Article V
                             Term and Termination.

     Section 5.1 Term. The initial term of this Agreement shall be for a period of Forty (40) years commencing on March 5, 1998, and ending on March 4, 2038 (the "Term"). This Agreement shall be automatically extended for separate and successive forty (40) year periods provided Sheridan shall have not been in material default of its obligations under this Agreement, or in the event there is a material default, that Sheridan shall have cured that material default on or before the later of the expiration date of this Agreement, or the end of any applicable cure period then in effect, (each forty (40) year period is an "extended term" and each extended term shall automatically be included in the definition of the Term), under terms and conditions as stated in this Agreement regarding an extended term, and further provided that neither the Company nor any of the Shareholders shall have not been in material default of their obligations under this Agreement, or in the event there is a material default, that the Company and the Shareholders shall have cured that material default on or before the expiration date of this Agreement, or the end of any applicable cure period then in effect. In the event either party is in material default of this Agreement on the date of expiration of the Term or any extended term the other party may waive that defaulting party's material default in their discretion and thereby enable an additional extended term.

     Section 5.2     Termination.

          (a) Sheridan may terminate this Agreement, and have no further liability or obligation under this Agreement, upon the occurrence of one or more of the following events:

               (i) The Company or any Shareholder ceases to perform its material duties and responsibilities under this Agreement or materially breaches any material term or condition of this Agreement, and that cessation or breach continues uncured for a period of sixty (60) days after the Company's and the Shareholders' receipt of written notice specifying that breach.

               (ii) The Company or any Shareholder voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, the Company or any Shareholder is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing, or the Company or any Shareholder becomes insolvent.

               (iii) The Company or any Shareholder materially breaches or defaults under any other agreement with Sheridan or its affiliates, subject to any applicable notice and cure periods provided in that agreement.

               (iv) The representations and warranties made by the Company or the Shareholders in this Agreement cease to be true and correct.

          (b) The Company may terminate this Agreement, and have no further liability under this Agreement, upon the occurrence of one or more of the following events:

               (i) Sheridan ceases to perform its material duties and responsibilities under this Agreement or materially breaches any material term or condition of this Agreement, and that cessation or breach continues uncured for a period of sixty (60) days after Sheridan's receipt of written notice specifying that breach.

               (ii) Sheridan voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, Sheridan is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing or Sheridan becomes insolvent.

               (iii) Sheridan materially breaches or defaults under any other agreement with the Company or any of the Shareholders, subject to any applicable notice and cure periods provided in that agreement.

     Section 5.3 Remedies Upon Termination. Except for the Government Health Program Receivables (which shall be collected and remitted as otherwise provided in this Agreement, in the event of a termination, Sheridan will continue to collect those receivables outstanding as of the date of termination and promptly remit the funds it collects in accordance with this Agreement. If this Agreement is terminated pursuant to Sections 5.2(a) and 5.2(b), the non-breaching party may pursue all other legal or equitable relief.

     Section 5.4 Repurchase of Equipment and Supplies. The Company and the Shareholders agree that upon termination of this Agreement, if Sheridan exercises the FFE Option described in Section 2.3(c), the Company and the Shareholders shall purchase from Sheridan all of the FFE and all then unused supplies located at the Offices or purchased for specific use at the Offices, except pharmaceutical supplies, at the book value thereof as reflected by Sheridan's books and records of account.

     Section 5.5 Election Under Option Agreements. Notwithstanding the provisions of this Article V, in the event this Agreement is terminated pursuant to Section 5.2, and in the event that Sheridan desires to exercise its Option under either or both of the Option Agreements, Sheridan shall promptly, but in no event later than ninety (90) days from the termination date of this Agreement (the "Option Deadline Period"), notify each of the Shareholders, or a Shareholder's legal representative, if applicable, of its intent to exercise the Options in the manner and upon the terms set forth in the Option Agreements. This Agreement shall remain in full force and effect during the Option Deadline Period. In the event Sheridan elects to exercise either or both of its Options, this Agreement shall remain in full force and effect until such time as all of the obligations of the parties under the Option Agreements have been satisfied and all of the shares being purchased pursuant to the Options (the "Option Shares") have been transferred to the Purchaser (as defined in the Option Agreements) of the Option Shares. This Agreement shall immediately terminate (i) upon transfer to the Purchaser of the Option Shares; or (ii) if Sheridan does not elect to exercise either or both of its Options by the expiration of the Option Deadline Period, upon expiration of the Option Deadline Period.

                                   Article VI
Representations and Warranties of the Company and each of the Shareholders and Sheridan.

     The representations and warranties of the Company, each of the Shareholders and Sheridan are incorporated from the OA by this reference and made a part of this Agreement.

                                  Article VII

     This Article is not used in this Agreement.

                                  Article VIII
                            Insurance and Indemnity.

     Section 8.1 Insurance to be Maintained. The Company and the Shareholders shall provide, or arrange for the provision of, and maintain throughout the Term, professional liability insurance coverage (the "Professional Liability Coverage") on the Company and each of the Company's employees and agents, including, but not limited to, all the Shareholders, the Physician Employees, Sheridan and its agents and employees, in the greater of $1,000,000.00 per occurrence and $3,000,000.00 per year aggregate for each Physician. The terms and conditions of the Professional Liability Insurance shall be acceptable to Sheridan, in its reasonable discretion. The Professional Liability Insurance shall be issued by an insurance carrier acceptable to Sheridan, in its reasonable discretion. Upon termination of this Agreement, the Company shall either procure tail coverage for Sheridan and its agents and employees or procure Professional Liability Policies for the applicable statute of limitation periods. Company shall provide to Sheridan, in a form acceptable to Sheridan, written documentation evidencing its professional liability insurance coverage and any change in that insurance shall be sent to Sheridan at least fifteen (15) days prior to its effective date. The Company and the Shareholders shall, at their sole cost and expense, pay the premium costs of all professional liability insurance coverage during the Term. The Company and the Shareholders shall also provide, or arrange for the provision of, and maintain throughout the Term, workers' compensation coverage on the Company and each of the Company's employees and agents, including, but not limited to, all the Shareholders and the Physician Employees, in at least the amount required by law. The Company shall provide to Sheridan, in a form acceptable to Sheridan, written documentation evidencing its workers' compensation insurance coverage and any change in that insurance shall be sent to Sheridan at least fifteen (15) days prior to its effective date. The Company shall, at its sole cost and expense, pay the premium costs of all workers' compensation insurance coverage during the Term. Sheridan may replace the Company's, Shareholders' and Physician Employees' professional liability insurance at any time, provided that the charge to the Company by Sheridan for the coverage obtained is equal to the current cost of the then existing entity's and the physicians' professional liability insurance, the replacement insurance has the same retroactive dates of coverage, the replacement insurance is written with a carrier with the same or better rating as the existing insurer, the coverages are equal or better than the existing policy.

     Section 8.2 Indemnification by Sheridan. Sheridan agrees to indemnify, hold harmless and defend the Company and the Shareholders from and against any and all liability, loss, damages, claims, causes of action and expenses, including reasonable attorneys' fees, costs and expenses (at trial and appellate levels) proximately caused by or as a result of the performance of Management Services by Sheridan, its employees or agents during the Term, including any of their commissions and omissions (a "Loss"). The provisions of this Section 8.2 shall survive the expiration or earlier termination of this Agreement. Any indemnity under this Agreement shall only apply after exhaustion of all applicable insurance policies' coverages.

     Section 8.3 Indemnification by the Company. Except as otherwise provided in this Section, the Company and each of the Shareholders jointly and severally agree to indemnify, hold harmless and defend Sheridan and its affiliates, agents and employees from and against any and all liability, loss, damages, claims, causes of action and expenses, including reasonable attorneys' fees, costs and expenses (at trial and appellate levels) proximately caused by or as a result of the performance of medical services by any of them or their Physician Employees, employees or agents during the Term, and for any breach of this Agreement by any of the Shareholders or the Company or their Physician Employees, employees or agents (other than Sheridan's employees and agents), including any of their commissions and omissions (also, a "Loss"). The provisions of this Section 8.3 shall survive the expiration or earlier termination of this Agreement. Any indemnity under this Agreement shall only apply after exhaustion of all applicable insurance policies' coverages. Except as otherwise provided in this section, all obligations for indemnity under this Agreement are the joint and several obligations of the Shareholders. Except after a Departure (as defined below), if a Loss is readily and reasonably identifiable as being derived from either of the PAs or either Shareholder and the derivation of that Loss is not at all reasonably attributable to the Company, the other PA or the other Shareholder then the responsible Shareholder shall be severally responsible for that Loss. Notwithstanding the immediately preceding two sentences (the "Severability Instances"), if a Shareholder ceases his employment with the PA with which he is employed (for any reason whatsoever) or if the Option Agreement or this Agreement is terminated or materially altered (collectively, a "Departure") other than by expiration then the Severability Instance as to the Shareholders shall not apply and the affected persons shall in all events be jointly and severally.

     Section 8.4 Limitations on Indemnification. The right of indemnification under this Agreement by any party to this Agreement shall be subject to a limitation of Two Million Dollars ($2,000,000.00) except for any fraud, intentional misrepresentation or a deliberate or willful breach by that party to this Agreement.

      Section 8.5     Notice; Defense of Claims.

     Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations in this Agreement would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty
(20) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that: (a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful; and, (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all Indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. As reasonably requested by the indemnified party, the indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party, provided, however, that the separate counsel selected by the indemnified party shall be approved by the indemnifying party, which approval shall not be unreasonably withheld. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. Provided however, before settling the indemnified party shall first use reasonable efforts to obtain the consent to that settlement from the indemnifying party, which consent shall not be unreasonably withheld. after using reasonable efforts without success the indemnified party may settle without the consent of the indemnifying party without any prejudice to its claim for indemnity. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     Section 8.6 Use of Sheridan Healthcare, Inc. ("SHCR") Common Stock to Pay Indemnification. In the event that the Company or the Shareholders shall be liable for indemnification under this Agreement, they may satisfy their obligations, in whole or in part by tendering shares of SHCR common stock, with a value determined in accordance with the next succeeding sentence. The value of the SHCR common stock tendered for payment in satisfaction of an indemnification obligation shall be determined based upon the average of the last sale price per share of Common Stock on the NASDAQ National Market for the last fifteen (15) trading days immediately prior to date the SHCR common stock is tendered to the indemnified party.

     Section 8.7 Key Man Insurance. The Company agrees, and shall cause its Shareholders and the Physician Employees to agree, that Sheridan may obtain at its sole expense and for its sole benefit "key man" life insurance policies on any or all the Shareholders and the Physician Employees of the Company. Neither the Company, nor the Shareholders nor the Physician Employees shall have any right, title or interest in or to the proceeds of any of those insurance policies. The Company shall cause its Shareholders and the Physician Employees to cooperate with Sheridan, as reasonably requested by Sheridan from time to time, in obtaining any of those insurance policies, including, but not limited to, causing those Shareholders and the Physician Employees to submit to physical examinations and providing all information relating to insurability as Sheridan may reasonably request from time to time.

                                   Article IX
                                  Assignment.

     Section 9.1 Assignment. The parties agree that this Agreement shall not be assigned or transferred by either party without the prior written consent of the other, provided, however, that this Agreement may be assigned, in whole or in part, by Sheridan, in its sole discretion, to any parent, subsidiary, successor or affiliate of Sheridan (a "Successor") and this Agreement shall inure to the benefit of, and be binding upon the Successor.

                                   Article X
                             Practice of Medicine.

     Section 10.1 Practice of Medicine. The parties to this agreement acknowledge that Sheridan is not authorized under this Agreement to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service in this Agreement required of Sheridan or its agents or employees should be construed or deemed to constitute the practice of medicine, the performance of that act or service by Sheridan or its employees or agents shall automatically be deemed waived and be forever unenforceable.

                                   Article XI
                           Independent Relationship.

     Section 11.1     Independent Contractor Status.

          (a) It is acknowledged and agreed that the Company and Sheridan are at all times acting and performing under this Agreement as independent contractors. Sheridan shall have no exercise or control over the methods by which the Company or its Physician Employees or Shareholders practice medicine. The sole function of Sheridan under this Agreement is to provide all Management Services in a reasonably competent manner. No party to this Agreement shall, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of any other party to this Agreement unless otherwise specifically provided for under the terms of this Agreement. Sheridan will in its management role have only an obligation to exercise reasonable care in the performance of the Management Services. No party shall have any liability whatsoever for damages suffered on account of the willful misconduct or negligence of any party to this Agreement, or any of their employees, agents or independent contractors. Each party shall be solely responsible for compliance with all state and federal laws including, without limitation, those laws and regulations pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

          (b) In the event that any court, medical board or regulatory authority shall determine that the business relationship among the parties established in this Agreement violates any statutes, rules or regulations and that determination is not stayed or appealed within ninety (90) days of that determination (or in the event that Sheridan, in good faith, determines there is a material risk of that determination being made by any court or regulatory authority), the parties will negotiate in good faith to enter into an alternative legally valid arrangement between Sheridan and the then current Shareholders and the Physician Employees which substantially preserves for the parties the relative economic benefits of this Agreement. If the parties cannot reach agreement on the substance of an alternative legally valid arrangement, then either party may terminate this Agreement upon thirty (30) days' prior written notice to the other party.

     Section 11.2 Referral Arrangements. The parties acknowledge and agree that no benefits to the Company, Shareholders or Physician Employees under this
Agreement require nor are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Sheridan or any of its affiliates, to any patients of the Company, the Company's employees or agents.


                                  Article XII

This Article is not used in this Agreement.

                                  Article XIII
                                 Miscellaneous.

     Section 13.1 Amendment and Modification. This Agreement may not be modified or terminated orally, and no modification or termination shall be binding unless in writing and signed by the parties to this Agreement.

     Section 13.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, estates, beneficiaries, executors and legal and personal representatives.

     Section 13.3 No Waiver; Remedies Cumulative. This Agreement and the Exhibits attached to this Agreement contain the entire agreement of the parties with respect to the transactions contemplated in this Agreement, and merges and supersedes all prior understandings and agreements among the parties with respect to the subject matter of this Agreement. Failure of any party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations under this Agreement shall not be construed to be a waiver of any provisions by any party nor to in any way affect the validity of this Agreement or any party's right to enforce any provision of this Agreement nor to preclude any party from taking all other action at any time which it would legally be entitled to take. Any party to this Agreement may extend the time for or waive the performance of any of the obligations of the other, waive any inaccuracies in the representations or warranties by the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement. Any extension or waiver shall be in writing and signed by the parties. No waiver shall operate or be construed as a waiver of any subsequent act or omission of the parties.

     Section 13.4 Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and shall in no way restrict or otherwise affect the construction of the terms or provisions of this Agreement. Any references in this Agreement to Articles, Sections or Exhibits are the Articles, Sections and Exhibits of this Agreement.

     Section 13.5 Execution in Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

     Section 13.6 Notices. Whenever any notice, request, information or other document is required or permitted to be given under this Agreement, that notice, demand or request shall be in writing and shall be either hand delivered, sent by United States certified mail, postage prepaid, delivered via overnight courier or transmitted by telecopier to the addresses below or to any other address that any party may specify by notice to the other parties. No party shall be obligated to send more than one notice to each of the other parties and no notice of a change of address shall be effective until received by the other parties. A notice shall be deemed received upon hand delivery or telecopy transmission, two days after posting in the United States mail or one day after dispatch by overnight courier.


If to Sheridan:          Sheridan Healthcorp, Inc.
                         4651 Sheridan Street, Suite 400
                         Hollywood, Florida  33021
          Attn:          Jay A. Martus, Esq.
                         Vice President and General Counsel
                         Telecopier:  (954) 987-8359

If to the Company:       Michael Cavenee, M.D., P.A.
                         8160 Walnut Hill Lane, Suite 001
                         Dallas, Texas  75231
          Attn:          Michael R. Cavenee, M.D.
                         Telecopier:  (214) 696-5674
          AND
                         Kenneth Trimmer, M.D., P.A.
                         8160 Walnut Hill Lane, Suite 001
                         Dallas, Texas  75231
          Attn:          Kenneth J. Trimmer, M.D.
                         Telecopier:  (214) 696-5674

If to the Shareholders:  Michael R. Cavenee, M.D.
                         5128 Corinthian Bay
                         Plano, Texas  75093

                         Kenneth J. Trimmer, M.D.
                         6628 Castle Pines Drive
                         Dallas, Texas  75093

With a copy to:          Jenkens & Gilchrist, a Professional Corporation
                         1445 Ross Avenue, Suite 3200
                         Dallas, Texas  75202
          Attn:          Kenneth Gordon, Esq.
                         Telecopier:  (214) 855-4300

     Section 13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.

     Section 13.8 Expenses. All accounting, legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring those fees, costs and expenses.

     Section 13.9 Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

     Section 13.10 Litigation; Prevailing Party. Except as otherwise required by applicable law or as expressly provided in this Agreement, in the event of any litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses of counsel (at pre-trial, trial and appellate levels).

     Section 13.11 No Breach and Consents. The parties agree that the execution of this Agreement shall not be deemed to be an assignment of any contract where consent to that assignment is required by the terms of that contract provided that the foregoing shall not affect the Company's and the Shareholders' obligations to obtain all consents necessary for Sheridan and its agents and employees to perform their obligations and enjoy their rights under this Agreement.

     Section 13.12 Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a party's business or profession or any professional training, experience, education or degrees of any member, agent, officer of employee of any party. If any words in this Agreement have been stricken out or otherwise eliminated (whether or not any other words or phrases have been added) and the stricken words initialed by the party against whom the words are construed, then this Agreement shall be construed as if the words so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that those words were stricken out or otherwise eliminated.

     Section 13.13 Survival of Representations and Warranties. All of the respective representations and warranties of the parties to this Agreement or in any certificate delivered by any party incident to the contemplated transactions are material and may be relied upon by the party receiving the same and shall survive the execution and delivery of the Agreement and the consummation of the contemplated transactions for the time period equal to the applicable statutes of limitations. All statements in this Agreement shall be deemed representations and warranties. The due diligence investigations conducted by the parties to this Agreement and the results thereof shall not diminish or otherwise affect any of the representations and warranties set forth in this Agreement.

     Section 13.14.  Reformation Upon Change in or Violation of Health Laws.

          (a)  Reformation.  In the event that  subsequent to the Execution Date
(i) the contents or validity of this Agreement or any of the Related Documents are successfully challenged by any Governmental Authority under the Health Laws or (ii) any party determines, based upon advice received from legal counsel, that a violation of a Health Law has occurred as a result of this Agreement or the documents or contemplated transactions, or that there is a substantial risk that a violation of a Health Law will occur as a result of this Agreement or the Related Documents, that is reasonably expected to have a material adverse affect on any of the parties, that party shall notify the other parties with respect thereto. If the parties are unable to agree in good faith on the need for reformation as contemplated in the foregoing sentence, then any party may request and initiate a binding arbitration in Dallas, Texas, to be conducted pursuant to the provisions of this Agreement. In the event the arbitrator shall determine that reformation is necessary, the parties shall act in good faith and use their reasonable efforts to analyze, revise, reform and, to the extent necessary, restructure this Agreement and the Related Documents and the contemplated transactions to fully comply with all applicable Health Laws in a manner that is equitable to all parties in light of the intent of the parties regarding the contemplated transactions by this Agreement and the Related Documents as evidenced by this Agreement and the Related Documents. If SHCR, the Company and the Shareholders cannot reach agreement on any term of such revision, reformation or restructuring contemplated in this section within a reasonable time, any of those parties may request and initiate a binding arbitration in Dallas, Texas to be conducted pursuant to the provisions of this Agreement to determine the extent and nature of any reformation or, if reformation is not possible, recission.

          (b) Failure to Reform; Recission of Agreement. If an event causing the application of this section occurs within six (6) months of the Execution Date and the parties in good faith are unable to modify the terms of this Agreement in accordance with this section, the Parties shall rescind this Agreement, and to the fullest extent possible, the Seller Shares shall be released to the Shareholders, the Option Consideration (as defined in Schedule 1.1 in each of the Option Agreements), if any, shall be returned to SHCR, and the parties shall take such other reasonable actions as are necessary to place the parties as near as reasonably possible to the positions of the parties prior to entering into this Agreement. If an event causing the application of this section occurs after six (6) months of the Execution Date and the parties in good faith are unable to modify the terms of this Agreement in accordance with this section the Parties shall rescind this Agreement, and to the fullest extent possible, the Seller Shares shall be released to the Shareholders, and the Unrealized Percentage of the Option Consideration and the Purchase Price, if any, shall be returned to SHCR and Purchaser, and the parties shall take all other reasonable actions as are necessary to place the parties as near as reasonably possible to the positions of the parties prior to entering into this Agreement.

          (c) Defined Terms. As used in this Section 13, the following terms shall have the meanings provided below unless the context otherwise requires:

               (i) "Governmental Authority" shall mean any and all federal, Texas or local governments, governmental institutions, public authorities and other governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and/or existing.

               (ii) "Health Laws" shall mean applicable provisions of the federal Social Security Act (including the federal Medicare and Medicaid Anti-Fraud and Abuse Amendments (42 U.S.C. §1320a-7, -7a and -7b) and the federal Physician Anti-Self Referral Law (42 U.S.C. §1395nn, the "Stark Bill")), the Texas Medical Practice Act (Article 4495b of the Texas Revised Civil Statutes, the "TMPA"), and the Texas Illegal Remuneration Law (Texas Health & Safety Code §161.091), as such laws may now exist or be amended hereafter.

               (iii) "Unrealized Percentage" shall mean the percentage which is equal to 100 minus 4 for each 12 month calendar year (or the pro rata portion thereof for periods less than a full calendar year) which has passed since the six month anniversary of the date of this Agreement.

     13.15. Corporate Practice of Medicine. Nothing contained herein is intended to (a) constitute the use of a medical license for the practice of medicine by anyone other than a licensed physician; (b) aid Sheridan or any other corporation to practice medicine when in fact such corporation is not authorized to practice medicine; or (c) do any other act or create any other arrangements in violation of the TMPA. Any other provision of this Agreement to the contrary notwithstanding, Sheridan shall not exercise any of its rights under this Agreement to direct the medical, professional or ethical aspects of the practice of medicine by the Company or its Physician Employees or to make credentialing, quality assurance, utilization review or peer review policies for the Company, all of which shall be left to the sole direction of the physicians on the Company's board of directors and the physician or physicians having the right to vote the shares of the Company.

     13.16. Compliance with Health Laws. The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local and federal law, including, but not limited to, the Health Laws. Notwithstanding any unanticipated effect of any of the provisions herein, no party to this Agreement will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of the Health Laws.

     13.17. Referral Policy. Nothing contained in this Agreement shall require (directly or indirectly, explicitly or implicitly) any of the Parties to refer or direct any patients to any other party or to use another party's facilities as a precondition to receiving the benefits set forth herein or in establishing the valuation of the Options or the Sale Shares.

     13.18. Arbitration; Jury Trial. THE PARTIES SHALL USE GOOD FAITH NEGOTIATION TO RESOLVE ANY CONTROVERSY, DISPUTE OR DISAGREEMENT ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE BREACH OF THIS
AGREEMENT. IN THE EVENT THE PARTIES ARE UNABLE TO RESOLVE ANY DISPUTE OR CONTROVERSY BY NEGOTIATION, EITHER PARTY MAY SUBMIT SUCH DISPUTE TO BINDING ARBITRATION WHICH SHALL BE CONDUCTED IN DALLAS, TEXAS. THE BINDING ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE RULES OF PROCEDURE FOR ARBITRATION OF THE NATIONAL HEALTH LAWYERS ASSOCIATION ALTERNATIVE DISPUTE RESOLUTION SERVICE. JUDGMENT ON THE AWARD OR DECISION RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. NOTWITHSTANDING THE TERMS OF THIS SECTION, IN THE EVENT OF ANY BREACH OR DISPUTE OF THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS FOR WHICH AN EQUITABLE REMEDY IS APPROPRIATE THE AGGRIEVED PARTY MAY SEEK AND OBTAIN RELIEF IN A COURT OF COMPETENT JURISDICTION TO AVAIL ITSELF OF THE EQUITABLE REMEDIES. IN THAT CASE SHOULD ANY PENDENT LEGAL CLAIMS ARISE, THOSE CLAIMS SHALL BE SUBMITTED TO BINDING ARBITRATION, HOWEVER IF THE COURT FAILS TO REMAND THOSE LEGAL CLAIMS TO ARBITRATION, THEN WITH RESPECT TO THOSE CLAIMS, THE PARTIES WAIVE ALL RIGHTS TO ANY TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT.

     The parties to this Agreement have caused this Agreement to be duly executed as of the Execution Date.

                                           SHERIDAN:

                                           SHERIDAN HEALTHCORP, INC.,
                                           a Florida corporation



                                           By:  --------------------------------
                                                Jay A. Martus, Vice President

                                           COMPANY:

                                           MICHAEL CAVENEE, M.D., P.A.,
                                           a Texas professional association



                                           By:  --------------------------------
                                                Michael R. Cavenee, M.D.
                                                President


                                           KENNETH TRIMMER, M.D, P.A.,
                                           A Texas professional association



                                           By:  --------------------------------
                                                Kenneth J. Trimmer, M.D.
                                                President



                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                 [SIGNATURES CONTINUED FROM THE PREVIOUS PAGE]


                                           SHAREHOLDERS:



                                            ------------------------------------
                                            Michael R. Cavenee, M.D.



                                            ------------------------------------
                                            Kenneth J. Trimmer, M.D.

                                LIST OF EXHIBITS
                                ----------------


Exhibit A     -     Shareholders of the Company

Exhibit B     -     Real and Personal Property Leases

Exhibit C     -     Form of Power-of-Attorney

Exhibit D     -     Prior Acts or Omissions

                                   EXHIBIT A

                NAME AND ADDRESS OF STOCKHOLDERS OF THE COMPANY


                    MICHAEL CAVENEE, M.D., P.A.

                    Michael R. Cavenee, M.D.
                    5128 Corinthian Bay
                    Plano, Texas  75093

                    KENNETH TRIMMER, M.D., P.A.

                    Kenneth J. Trimmer, M.D.
                    6628 Castle Pines Drive
                    Plano, Texas  75093